N/E/W/S R/E/L/E/A/S/E

July 2, 2010

FOR IMMEDIATE RELEASE
For further information, contact:
David Ortega,
First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com

First Merchants Completes Exchange of TARP Securities with U.S. Treasury

First Merchants Corporation (NASDAQ: FRME) announced today the completion of an exchange of 46,400 shares of the Corporation’s fixed rate cumulative perpetual preferred stock, series A (the “designated preferred stock”), having a liquidation amount of $1,000 per share and currently held by the United States Department of the Treasury (the “Treasury Department”) for $46,400,000 in aggregate principal amount of trust preferred securities (“trust preferred securities”) issued through the Corporation’s wholly owned subsidiary trust, First Merchants Capital Trust III.

The shares of designated preferred stock, which were issued to the Treasury Department in connection with the Troubled Assets Relief Program’s Capital Purchase Program (“TARP”), will be cancelled.  After the completed exchange, the Treasury Department continues to hold 69,600 shares of designated preferred stock along with warrants to purchase up to 991,453 shares of the Company’s common stock also issued pursuant to TARP.  The terms of the designated preferred stock and warrants were previously disclosed on the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2009.

Management has recorded an after-tax gain on the exchange of designated preferred securities for trust preferred securities of approximately $10 million reflecting the net accounting benefit of the favorable interest rate terms of the newly issued trust preferred securities compared to current market rates.  The increase in retained earnings due to the gain is expected to improve the company’s Tangible Common Equity Ratio (“TCE”) by nearly 25 basis points.

The trust preferred securities are perpetual, and pay by an annual distribution rate of 5% (the current required CPP 5% non-deductible dividend rate), which steps up to 9% (the current required step-up CPP non-deductible dividend rate) on February 20, 2014. Upon proper regulatory approval, the shares can be redeemed at any time by the Corporation with 30 days’ prior notice.  The interest payments will not be tax-deductible.

Mark K. Hardwick, Chief Financial Officer, stated “The United States Treasury was collaborative and responsive in evaluating, approving and completing this exchange.”  Hardwick also added, “The continued deployment of the Corporation’s capital preservation plan has successfully improved the Corporation’s TCE by 100 basis points over the past year.”

Michael C. Rechin, Chief Executive Officer, commented “Improving the Corporation’s TCE has been a central strategy of management and the Board of Directors.  We are confident that based on the strength of our fundamentals a higher TCE should produce a higher price to tangible book valuation for our shareholders.”

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, N.A., which also operates as Lafayette Bank & Trust, A Division of First Merchants Bank, N.A., Commerce National Bank, A Division of First Merchants Bank, N.A., as well as First Merchants Trust Company, N.A., and First Merchants Insurance Group, a full-service property casualty, personal lines, and healthcare insurance agency.

First Merchants Corporation’s common stock is traded over-the-counter on the NASDAQ National Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).